                                 EXHIBIT 99.2

                                                                PRELIMINARY COPY
                                                                October 14, 1998
                                                                FOR REVIEW ONLY




                       UTAH RESOURCES INTERNATIONAL, INC.
                        297 West Hilton Drive, Suite #4
                            St. George, Utah  84770


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON _______________, 199_



To the Shareholders of Utah Resources International, Inc.


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Utah Resources International, Inc., a Utah corporation (the "Company"), will be held at _____________________________ on
_________________________, 199_ at 1:00 p.m., M.S.T., for the following purposes:

         1. To elect five (5) directors to hold office until the next annual meeting of shareholders or until their successors have been elected and qualified.

         2. To consider and vote upon a proposal to amend the Company's Articles of Incorporation to effect a reverse split of the Company's issued and outstanding common, $.10 par value per share stock (the "Common Stock"), as of 4:30 p.m., M.S.T., on __________________, 1998 (the "Effective Date") on the
basis that each 1,000 shares of Common Stock then outstanding will be converted into 1 share of common, $100.00 par value per share stock (the "New Stock"), with shareholders holding less than 1,000 shares of Common Stock or any increment thereof (after being given an option to purchase additional shares as needed to "round up" to the equivalent of 1,000 shares at a purchase price of $3.35 per share) being paid cash in exchange for their fractional shares at a price of $3.35 per share for each share outstanding immediately prior to such reverse split (the "Reverse Split").

         3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         Additional information relating to these matters is set forth in the attached proxy statement. The Board of Directors has fixed the close of business on __________________, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for at least 10 days prior to the Annual Meeting.

         Pursuant to a resolution approved by the Board of Directors, the Company has agreed to provide dissenters' rights to those shareholders holding less than 1,000 shares or any increment thereof that do not approve the Reverse Split, and believe that such shares have a value in excess of $3.35 per share, for those fractional shares only, pursuant to the terms of Part 13 of the Utah Business Corporation Act. Any holder of less than 1,000 shares or any increment thereof of the Company's Common Stock who is a shareholder of the Company as of the Record Date and does not assent to the Reverse Split and who believes that such shares have a value in excess of $3.35 per share will have the right, upon compliance with specific procedures, to demand from the Company payment of the fair value of such shareholder's fractional shares only. Such shareholder must, among other things, not vote for the approval of the Reverse Split (which approval would include submitting a signed proxy form without voting instructions), believe that such shares have a value in excess of $3.35 per share and timely deliver to the Company a written demand for appraisal of their shares prior to the Annual Meeting and strictly comply with certain other requirements. For a more complete description of such rights, reference is made to "Dissenters' Rights" in the Proxy Statement and to Part 13 of the Utah Business Corporation Act, a copy of which is attached to the Proxy Statement as Exhibit e.


         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY

WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGES OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF SOLICITATION.
_____________________, 1998                BY ORDER OF THE BOARD OF DIRECTORS


                                           JOHN FIFE
                                           Director, Chairman of the Board,
                                           CEO, CFO and President


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.





                                     -3-